SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 26, 2010
Western Alliance Bancorporation

(Exact name of registrant as specified in its charter)

Nevada	001-32550	88-0365922

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2700 W. Sahara Avenue, Las Vegas, Nevada	89102

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 702.248.4200

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
     (e) On January 26, 2010 and February 11, 2010, the Compensation Committee of the Board of Directors of Western Alliance Bancorporation (the “Company”) modified the compensation arrangements for three of its named executive officers. The new arrangements are designed to ensure that Company’s executive compensation practices comply with the Interim Final Rule on TARP Standards for Compensation and Corporate Governance.
     In conformity with the TARP Standards, the Company will not pay cash bonuses for 2009 to its five most-highly compensated employees, including Robert G. Sarver, Chairman and Chief Executive Officer, Dale Gibbons, Executive Vice President and Chief Financial Officer, and Gerald Cady, Executive Vice President of Southern California Administration. As permitted by the TARP Standards, the Compensation Committee decided to grant so-called “salary shares” to Messrs. Sarver and Cady, commencing on February 5, 2010, and Mr. Gibbons, commencing on February 19, 2010. The full Board of Directors approved Mr. Sarver’s compensation arrangement on January 26, 2010, as required by the Compensation Committee Charter and the Company’s corporate governance documents. The salary shares will be awarded at the following annual rates for 2010: $521,000 for Mr. Sarver; $161,510 for Mr. Gibbons; and $135,460 for Mr. Cady. The salary shares will take the form of fully vested shares of common stock, and will be granted concurrently with the regular payments of cash salary. At each salary payment date, the employee will be granted the right to a number of shares with a value on the payment date equal to the proportionate amount of the annual rate for the relevant pay period. The right to the shares granted in 2010 will be fully vested when awarded; however, the salary shares will only become transferable by the executive on a pro rata basis as the Company repays its obligations under the Troubled Asset Relief Program (“TARP”), in increments of no less than 25%.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

WESTERN ALLIANCE BANCORPORATION
Date: February 16, 2010	By:	/s/ Dale Gibbons
		Name:	Dale Gibbons
		Title:	Chief Financial Officer